FORM 8-K


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                             Form 8-K
                          Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report
April 18, 1996
- --------------

                   FIRST REPUBLIC BANCORP INC.
                   ---------------------------
      (Exact name of registrant as specified in its charter)


          Delaware                     0-15882              94-2964497
- ----------------------------         ------------        -------------------
(State or other jurisdiction         (Commission            (IRS Employer
 of incorporation)                   File Number)        Identification No.)



                             388 Market Street
                          San Francisco, CA  94111
                         --------------------------
            (Address of principal executive office) (Zip Code)


                              (415) 392-1400
                              --------------
           (Registrant's telephone number, including area code)


                               Not applicable
                               --------------
        (Former name, former address, if changed since last report)

Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated April 18, 1996, concerning its earnings release for the first quarter ended March 31,1996, as distributed on April 18, 1996.




                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            First Republic Bancorp Inc.

                            (Registrant)



Date: Apirl 18, 1996

                            -------------------------------------
                            Willis H. Newton, Jr.
                            Senior Vice President and
                            Chief Financial Officer

FOR IMMEDIATE RELEASE
- ---------------------

                  FIRST REPUBLIC BANCORP REPORTS
                   FIRST QUARTER 1996 RESULTS

                                                     Common Stock Symbol - FRC
                                                     New York Stock Exchange

  San Francisco, California, April 18, 1996 - First Republic Bancorp Inc. today reported net income of $2,770,000 for the quarter ended March 31, 1996, compared with $1,384,000 for the same quarter in 1995. Fully diluted earnings per share (EPS) were $0.31 for 1996, compared to $0.18 for the similar period in 1995. The 1996 earnings were higher than earnings a year ago primarily because of higher net interest income.

  The Company's quarter-end ratio of capital to risk-adjusted assets was 15.1%. At March 31, 1996, total capital, including subordinated debentures and reserves, was $194,377,000. Tangible book value per share was $15.16 at March 31, 1996.

  Total assets of First Republic Bancorp were $1,972,611,000 at March 31, 1996. Substantially all of the Company's $1,731,192,000 loan portfolio consists of first trust deed, real estate secured, California and Nevada loans, 83% of which are housing related and approximately 87% of which are adjustable within one year. The Company's asset growth continued to be focused on single family home loans, which represent 61% of the loan portfolio at March 31, 1996.

  At March 31, 1996, nonaccruing loans totalled $32,066,000 and foreclosed REO totalled $15,508,000, collectively 2.41% of total assets. Nonaccruing assets included approximately $21,438,000 of loans and $6,340,000 of REO adversely impacted by the Los Angeles earthquake. During the quarter, the Company added $1,773,000 to its reserves and recorded chargeoffs, net of recoveries, of $963,000. At March 31, 1996, after such writedowns, the Company's reserves totalled $18,878,000, up from $18,068,000 at December 31, 1995.

  The Company's nonaccruing loans include $21,313,000 of loans on which interest payments were received during the first quarter at an average yield of 6.4% on their recorded investment. These loans had been restructured by waiver or deferral of interest, by interest rate concessions, or by the forgiveness of principal in certain cases. As a result of the terms of these restructurings, such loans will be reported as nonaccrual until a satisfactory payment history is achieved and the Company believes its recorded investment in the loans is secure.

                                MORE

FIRST REPUBLIC BANCORP INC.                                             Page 2

  At March 31, 1996, the Company had restructured performing loans of $6,349,000 and accruing single family loans more than 90 days past due of $4,461,000.

  The Company's deposits totalled $1,195,006,000 at March 31, 1996, increasing at an annualized rate of 19% for the quarter. The Company operates eleven retail branches in four metropolitan areas - San Francisco, Los Angeles, San Diego, and Las Vegas - with nearly $110,000,000 of average deposits per branch. At March 31, 1996, liquid money market checking and passbook accounts represented 18.2% of total deposits.

  For the first quarter of 1996, total interest income increased to $38,658,000 from $31,956,000 in 1995, as a result of a larger average asset base earning a higher average rate. Net interest income increased to $11,256,000 in the first quarter of 1996, compared to $9,934,000 for the fourth quarter of 1995 and $8,216,000 for the first quarter of 1995. The Company's net interest spread was 1.96% for the first quarter of 1996, compared to 1.81% for the fourth quarter of 1995, 1.60% for all of 1995, and 1.59% for the first quarter of 1995. The Company's net interest spread has gradually increased each quarter since the second quarter of 1995.

  The Company's non-interest expense totalled $6,010,000 for the first quarter of 1996, compared to $5,338,000 for the same period in 1995. As a percentage of average assets, recurring general and administrative expenses were 1.09% for the first quarter of 1996 compared with 1.14% for the first quarter of 1995 and 1.07% for all of 1995.

 For the first quarter of 1996, the Company originated $198,941,000 of loans compared with $107,269,000 for the same period in 1995. Loan originations in the first quarter of 1996 included both interim fixed rate and adjustable rate single family mortgages retained on the Company's balance sheet. The Company's loan portfolio has increased at an annualized rate of 12% since December 31, 1995. The Company sold $42,374,000 of loans during the first quarter of 1996, compared with $10,556,000 in the first quarter of 1995. The Company recorded net gains of $172,000 on the sale of loans in the first quarter of 1996, compared to gains of $2,000 during the first quarter of 1995. For the first quarter of 1996, gain on sale of loans includes gains of $293,000 resulting from the value of mortgage servicing rights on loans originated and sold in accordance with a new accounting pronouncement. The portfolio of real estate loans serviced for third-party investors was $788,199,000 at March 31, 1996.

  First Republic Bancorp Inc. functions as a direct lender as well as a mortgage banker through two FDIC-insured, industrial bank subsidiaries chartered in California and Nevada. First Republic Thrift & Loan provides both loan and deposit services from ten locations in the San Francisco, Los Angeles, Beverly Hills, and San Diego areas. First Republic Savings Bank provides both loan and deposit services from its office located in Las Vegas, Nevada.

FIRST REPUBLIC BANCORP INC.                                            Page 3

                                                Three Months
                                               Ended March 31
                                      --------------------------------
Financial Results                          1996               1995
- -----------------                     -------------      -------------
Total Interest Income                 $  38,658,000      $  31,956,000

Net Interest Income                   $  11,256,000      $   8,216,000

Provision for Losses                  $   1,773,000      $   1,465,000

REO Costs and Losses                  $     726,000      $     413,000

Net Income                            $   2,770,000      $   1,384,000

Primary EPS                           $        0.36      $        0.18
                                      =============      =============

Fully-diluted EPS                     $        0.31      $        0.18
                                      =============      =============

Weighted Average Shares:
  Primary                                 7,595,620          7,589,166
  Fully-diluted                          10,119,887         10,129,792

Operating Information
- ---------------------
Loan Origination Volume               $ 198,941,000      $ 107,269,000

Avg. Assets Per Employee              $  12,596,000      $  11,997,000

Net Income Per Employee*              $      71,900      $      38,500

Return on Average Assets*                      0.57%              0.32%

Return on Average Common Equity*              10.06%              5.11%

General and Administrative Expenses
  as % of Average Assets*                      1.09%              1.14%

Rates Earned/Paid*
- ------------------
Yield on Investments                           6.86%              6.71%

Yield on Loans                                 8.22%              7.60%
                                      -------------      -------------

Earning Assets Yield                           8.10%              7.50%
                                      =============      =============

Cost of Deposits                               5.90%              5.50%

Cost of Borrowings                             6.54%              6.55%
                                      -------------      -------------

Liability Costs                                6.14%              5.91%
                                      =============      =============

Net Interest Spread                            1.96%              1.59%
                                      =============      =============

Margin on Earning Assets                       2.33%              1.95%
                                      =============      =============

* Quarterly Data is Annualized

                                MORE

FIRST REPUBLIC BANCORP INC.                                            Page 4

                                                 As of March 31,
                                      ------------------------------------
Financial Condition                         1996                1995
- -------------------                   ---------------      ---------------

Total Loans                           $ 1,731,192,000      $ 1,559,529,000
                                      ===============      ===============

Total Assets                          $ 1,972,611,000      $ 1,763,700,000
                                      ===============      ===============

Loans Serviced for Investors          $   788,199,000      $   828,067,000
                                      ===============      ===============

Total Deposits                        $ 1,195,006,000      $   999,367,000
                                      ===============      ===============

FHLB Advances                         $   581,530,000      $   576,530,000
                                      ===============      ===============

Stockholders' Equity                  $   111,462,000      $   108,304,000

Senior Subordinated Debentures              9,971,000            9,974,000

Subordinated Debentures                    19,566,000           19,699,000

Convertible Subordinated Debentures        34,500,000           34,500,000

Reserves                                   18,878,000           14,368,000
                                      ---------------      ---------------

Total Capital                         $   194,377,000      $   186,845,000
                                      ===============      ===============


Capital-to-Risk-Adjusted Assets                 15.06%               15.78%
                                                =====                =====

Tangible Stockholders' Equity
 Per Share Outstanding                        $ 15.16              $ 14.65
                                              =======              =======

Shares of Common Stock Outstanding          7,348,974            7,385,818
                                            =========            =========


For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400

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